Exhibit 99.1

The ONE Group Announces Fourth Quarter and Fiscal Year 2015 Results

New York, NY – March 30, 2016 – The ONE Group Hospitality, Inc. (“The ONE Group”) (NASDAQ: STKS), today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Highlights for the fourth quarter ended December 31, 2015 were as follows:

•	The fourth quarter marked our seventh consecutive quarter of double digit revenue growth;

•	Owned unit net revenues increased 42.6% to $16.8 million;

•	Total GAAP revenue increased 29.2% to $18.6 million;

•	Total food and beverage sales at owned and managed units* increased 16.3% to $41.7 million;

•	Management and incentive fee revenues were $1.8 million for the quarter;

•	GAAP net income attributable to The ONE Group Hospitality, Inc. for the quarter increased 3.5% to $1.6 million, or $0.07 per share; and

•	Adjusted EBITDA was $2.0 million compared to $3.4 million for the same period last year.**

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation and losses from discontinued operations. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group said, “Looking back on 2015, we are pleased with the performance of our older STK’s as well as the initial success at our 2015 class of restaurants including STK Chicago, STK LA and the re-opening of the STK Miami Beach. Although we show a drop in Adjusted EBITDA for the quarter, it’s important to note that in 2014 we received a one-time settlement on a trademark dispute of approximately $600,000 and in 2015 we had a decline in our European business which was further impacted by the strength of the U.S. dollar.”

Segal continued, “As we look ahead to the next 12 months, we have an exciting pipeline of growth through both company owned restaurants and hospitality and licensing deals. We anticipate opening 8 new STK restaurants, of which three will include rooftop restaurants. This will take the total number of STK units around the world to 18. Also, earlier today we were very excited to announce that Alejandro Munoz-Suarez, formerly of B&B Hospitality, has agreed to join us as our new Chief Operating Officer. We believe Alex’s deep level of experience in the hospitality industry is perfectly aligned with us and we are extremely excited to have him on board.”

Fourth Quarter 2015 Financial Results

Total owned unit net revenues increased 42.6% to $16.8 million in the fourth quarter of 2015 compared to $11.8 million in the fourth quarter of 2014. The increase was primarily due to the opening of our STK in Chicago in the fourth quarter, as well as the revenues from our STK in Miami Beach and the STK at the W Hotel in West Beverly Hills which opened earlier in 2015. Comparable sales from owned STK units decreased 2.9% for the quarter. Comparable sales from owned and managed STK units decreased 0.8% for the quarter.

Management and incentive fee revenues were $1.8 million in the fourth quarter of 2015, a decrease of 30.8% compared to $2.6 million in the prior year’s quarter. The decrease was driven by the decline in revenue from our UK operations as well as a decline in the currency exchange rates versus the same period a year ago. This was partially offset by an increase in management and incentive fees from our STK in Las Vegas.

Total food and beverage sales at owned and managed units increased 16.3% to $41.7 million compared to $35.8 million in the fourth quarter of 2014.

Adjusted EBITDA for the fourth quarter of 2015 was $2.0 million compared to adjusted EBITDA of $3.4 million in the fourth quarter of 2014. The decrease was driven primarily by the decrease in management and incentive fees from our UK operations and to a decrease in other income of approximately $775,000 which included a one-time benefit of approximately $600,000 relating to a trademark settlement in 2014.

Net income attributable to The ONE Group Hospitality, Inc. increased 3.5% to $1.6 million compared to a net income of $1.6 million in the fourth quarter of 2014. Included in net income for the fourth quarter of 2015 are transaction costs of $1.2 million related to the terminated acquisition of sbe’s Katsuya and Cleo brands as well as a one-time non-cash impairment charge of $3.0 million primarily relating to the STK unit in Washington, DC.

Adjusted net income for the quarter was $4.4 million, or $0.18 per share, compared to adjusted net income of $29,000, or $0.00 per share, in the fourth quarter of 2014. ***

*** Adjusted net income, a non-GAAP measure, represents net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses and stock based compensation. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Full Year 2015 Financial Results

Total owned unit net revenues increased 29.9% to $52.6 million in fiscal year 2015 compared to $40.5 million in fiscal year 2014. The increase was primarily due to the opening of our STKs in Chicago and at the W Hotel in West Beverly Hills and the re-opening of our STK in Miami Beach as well as a full year of the food and beverage services at the W Hotel in West Beverly Hills. Comparable sales from owned STK units decreased 0.7% for the year. Comparable sales from owned and managed STK units increased 0.5% for the year.

Management and incentive fee revenues were $7.9 million in fiscal year 2015 compared to $8.8 million in the prior fiscal year. The decrease was driven by the decline in revenue from our UK operations as well as a decline in the currency exchange rates versus the prior year. This decrease was partially offset by an increase in management fees from the STK in Las Vegas.

Total food and beverage sales at owned and managed units increased 9.5% to $144.6 million in fiscal year 2015 compared to $132.2 million in fiscal year 2014.

Adjusted EBITDA for fiscal year 2015 was $5.2 million compared to adjusted EBITDA of $7.8 million in the fiscal year 2014. The decrease related primarily to a decrease in other income of approximately $1.6 million which included a one-time benefit of approximately $1.2 million received in connection with the termination of our management agreement with The Perry Hotel in Miami in 2014 as well as a one-time payment received of approximately $600,000 relating to a trademark settlement in 2014, and to a lesser extent a decrease in management and incentive fees from our UK operations.

In fiscal year 2015, net income attributable to The ONE Group Hospitality, Inc. increased 49.7% to $6.9 million compared to a net income of $4.6 million for fiscal 2014.

Adjusted net income for fiscal year 2015 was $1.4 million, or $0.06 per share, compared to adjusted net income of $1.5 million, or $0.06 per share, in 2014.

Development Update

UP COMING PLANNED OPENINGS

OWNED STK UNITS

Projected 2016

STK Orlando

STK Dallas, including an STK Rooftop

STK San Diego, including an STK Rooftop

STK Denver

STK Austin, including an STK Rooftop

Projected 2017

STK Edinburgh

STK Boston

MANAGED UNITS

Projected 2016

STK Miami (at the ME Hotel)

ME Miami- Food and Beverage Services

STK Toronto

LICENSED UNITS

Projected 2017

STK Ibiza

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2015 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13631246. The replay will be available until April 30, 2016.

About The ONE Group

The ONE Group (Nasdaq:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. STK Rebel, a more accessibly priced STK with a broader menu, is an extension of the STK brand. The ONE Group’s food and beverage hospitality services business, ONE Hospitality, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed on March 30, 2016.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in thousands, except share and per share data)

The following table sets forth certain statements of operations and comprehensive income data for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014

Revenues:
Owned unit net revenues	$16,791.4	$11,776.7	$52,610.2	$40,499.6
Management and incentive fee revenue	1,809.0	2,615.8	7,921.6	8,823.3
Total revenue	18,600.4	14,392.5	60,531.8	49,322.9

Cost and expenses:
Owned operating expenses:
Food and beverage costs	4,146.0	2,943.1	13,228.2	10,425.5
Unit operating expenses	10,372.9	6,683.3	34,271.4	24,344.9
General and administrative, net	3,063.5	2,663.1	10,711.0	8,687.5
Depreciation and amortization	571.5	438.3	2,191.5	1,438.7
Impairment loss	2,975.7	-	2,975.7	-
Management and royalty fees	(7.7)	21.3	39.3	81.6
Pre-opening expenses	866.4	2,741.2	5,265.6	3,890.3
Transaction costs	1,218.2	-	1,724.4	-
Equity in income of investee companies	(310.4)	(560.1)	(1,038.9)	(1,149.1)
Derivative income	(2,224.0)	(2,060.9)	(6,141.0)	(3,854.0)
Interest expense, net of interest income	34.4	23.6	30.4	75.8
Other income, net	(36.1)	(811.1)	(513.0)	(1,968.2)

Total cost and expenses	20,670.4	12,081.8	62,744.6	41,973.0

(Loss) income from continuing operations before (benefit) provision for income taxes	(2,070.0)	2,310.7	(2,212.8)	7,349.9

(Benefit) provision for income taxes	(3,697.0)	3.7	(9,316.5)	817.3

Income from continuing operations	1,627.0	2,307.0	7,103.7	6,532.6

Loss from discontinued operations, net of taxes	(26.4)	(398.2)	(2.5)	(1,492.5)

Net income	1,600.6	1,908.8	7,101.2	5,040.1
Less: net (loss) income attributable to noncontrolling interest	(46.5)	317.5	170.5	409.9

Net income attributable to THE ONE GROUP	$1,647.1	$1,591.3	$6,930.7	$4,630.2

Amounts attributable to THE ONE GROUP	$1,673.5	$1,989.5	$6,933.2	$6,122.7
Loss from discontinued operations, net of taxes	26.4	398.2	2.5	1,492.5
Net income attributable to THE ONE GROUP	$1,647.1	$1,591.3	$6,930.7	$4,630.2

Net income attributable to THE ONE GROUP	$1,647.1	$1,591.3	$6,930.7	$4,630.2
Other comprehensive income (loss)
Currency translation adjustment	72.1	(246.1)	(189.7)	(280.1)

Comprehensive income	$1,719.2	$1,345.2	$6,741.0	$4,350.1

Net income per share attributable to THE ONE GROUP	$0.07	$0.06	$0.28	$0.19
Shares outstanding - basic	24,972,515	24,940,195	24,960,295	24,940,195
Shares outstanding - diluted	24,972,515	24,940,195	24,960,295	24,940,195

CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$1,841.9	$7,905.0
Accounts receivable, net	4,063.5	3,720.1
Inventory	1,152.1	1,139.3
Other current assets	3,559.0	2,585.4
Due from related parties	1,337.4	1,197.4
Total current assets	11,953.9	16,547.2

Property & equipment, net	27,952.3	18,815.6
Investments	2,910.4	2,802.4
Deferred tax assets	10,093.7	35.4
Other assets	691.5	793.0
Security deposits	2,444.5	2,368.4
Total assets	$56,046.3	$41,362.1

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$973.8	$85.6
Long term debt, current portion	2,680.1	1,495.0
Accounts payable	2,501.6	3,433.2
Accrued expenses	4,635.6	2,004.7
Derivative liability	100.0
Due to related parties	-	19.6
Deferred revenue	204.0	128.0
Total current liabilities	11,095.1	7,166.1

Other long-term liabilities	-	67.3
Derivative liability	-	6,241.0
Long term debt, net of current portion	9,956.7	5,980.0
Deferred license revenue, long-term	1,099.6	-
Deferred rent payable	14,290.0	9,435.1
Total liabilities	36,441.3	28,889.4

Stockholders’ equity	20,285.7	12,733.0
Noncontrolling interest	(680.7)	(260.3)
Total stockholders’ equity including noncontrolling interest	19,605.0	12,472.7

Total Liabilities and Stockholders’ Equity	$56,046.3	$41,362.1

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$16,791.4	$11,776.7	$52,610.2	$40,499.6
Management and Incentive Fee Revenue	1,809.0	2,615.8	7,921.6	8,823.3
GAAP Revenues	18,600.4	14,392.5	60,531.8	49,322.9

Food and Beverage Sales from Managed Units (a)	24,863.8	24,034.3	92,035.7	91,551.3

Food and Beverage Sales from Discontinued Operations (a)	-	-	-	102.3

Total Food and Beverage sales at Owned and Managed Units	41,655.23	35,810.96	144,645.88	132,153.17

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to adjusted EBITDA for the periods indicated (in thousands):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED EBITDA:
Net income attributable to THE ONE GROUP	$1,647.1	$1,591.3	$6,930.7	$4,630.2
Net (loss) income attributable to noncontrolling interest	(46.5)	317.5	170.5	409.9
Net income	1,600.6	1,908.8	7,101.2	5,040.1
Interest expense, net of interest income	34.4	23.6	30.4	75.8
(Benefit) provision for income taxes	(3,697.0)	3.7	(9,316.5)	817.3
Depreciation and amortization	571.5	438.3	2,191.5	1,438.7
Impairment loss	2,975.7		2,975.7
Deferred rent (1)	652.3	(0.7)	1,227.6	288.7
Pre-opening expenses	866.4	2,741.2	5,265.6	3,890.3
Non-recurring gain	-	-	-	(1,200.0)
Non-recurring transaction costs	1,218.2	-	1,724.4	-
Loss from discontinued operations	26.4	398.2	2.5	1,492.5
Derivative income	(2,224.0)	(2,060.9)	(6,141.0)	(3,854.0)
Stock based compensation	144.8	212.2	811.6	538.9

ADJUSTED EBITDA	2,169.3	3,664.4	5,873.0	8,528.3

Non-controlling ADJUSTED EBITDA	196.5	306.2	684.8	756.0

THE ONE GROUP ADJUSTED EBITDA	$1,972.8	$3,358.2	$5,188.2	$7,772.3

(1) Deferred rent is included in occupancy expense on the statement of operations and comprehensive income.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses, and stock based compensation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED NET INCOME:

Net income attributable to THE ONE GROUP	$1,647.1	$1,591.3	$6,930.7	$4,630.2
Net (loss) income attributable to noncontrolling interest	(46.5)	317.5	170.5	409.9
Net income	1,600.6	1,908.8	7,101.2	5,040.1
Transaction costs	1,218.2	-	1,724.4	-
Loss from discontinued operations	26.4	398.2	2.5	1,492.5
Impairment loss	2,975.7		2,975.7
Derivative income	(2,224.0)	(2,060.9)	(6,141.0)	(3,854.0)
Non-recurring gain	-	-	-	(1,200.0)
Stock based compensation	144.8	212.2	811.7	538.9
Deferred tax allowance provision (reversal)	829.2	-	(4,716.2)	-

Adjusted net income	4,570.9	458.3	1,758.3	2,017.5

Non-controlling adjusted net income	135.9	429.0	352.9	483.6

THE ONE GROUP adjusted net income	$4,435.0	$29.3	$1,405.4	$1,533.9

Adjusted net income per share - Basic and diluted	$0.18	$0.00	$0.06	$0.06
Shares outstanding - basic	24,972,515	24,940,195	24,960,295	24,940,195
Shares outstanding - diluted	24,972,515	24,940,195	24,960,295	24,940,195

Investor Contact:

Michelle Epstein, ICR

(203) 682-8200